+--------+                                                                         --------------------------------
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
+--------+                               WASHINGTON, D.C. 20549                    --------------------------------
[_] Check this box if                                                              OMB Number:            3235-0287
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires:       September 30 1998
    to Section 16.                                                                 Estimated average burden
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities       hours per response.......... 0.5
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

         Toppan Printing Co., Ltd.
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        (Last)                      (First)                        (Middle)

         Kanda, Izumi-cho, Chiyda-ku
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                                   (Street)

        Tokyo                        Japan                            101
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Photronics, Inc.    PLAB
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Statement for Month/Year    December/1998
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person

    [ ] Form filed by More than One Reporting Person

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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
  Common Stock         12/22/98    D              250,000       D         13.70     2,430,000                D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date